EXHIBIT 3

                          WAVETECH INTERNATIONAL, INC.
                           CERTIFICATE OF DESIGNATION
                     (SERIES A CONVERTIBLE PREFERRED STOCK)


     The undersigned, Gerald I. Quinn and Richard Freeman, hereby certify that:

     1. They are the duly elected President and Secretary, respectively, of Wavetech International, Inc., a Nevada corporation (the "Corporation").

     2. Pursuant to authority conferred by the Corporation's Articles of Incorporation, the Board of Directors of the Corporation (the "Board of Directors") has duly adopted the following resolutions:

     WHEREAS, the Articles of Incorporation of the Corporation, as amended, authorize a class of preferred stock ("Preferred Stock") comprised of 10,000,000 shares, par value $.001 per share, issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of the Corporation is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series; and

     NOW, THEREFORE, BE IT RESOLVED that the Corporation does hereby provide for the issuance of a series of such Preferred Stock to be denominated as Series A Convertible Preferred Stock, $.001 par value; and

     FURTHER RESOLVED, that the Board of Directors does hereby fix and determine the designation of, the number of shares constituting and the rights, preferences, privileges, restrictions, and other matters relating to said Series A Convertible Preferred Stock of the Corporation, par value $.001 per share, as follows:

     Section 1. DESIGNATION AND NUMBER OF SHARES. A minimum of six hundred (600) and a maximum of six hundred fifty (650) shares of the Preferred Stock shall be designated and known as "Series A Convertible Preferred Stock" ("Series A Preferred Stock").

     Section 2. DIVIDEND RIGHTS.

          (a) The holders of Series A Preferred Stock shall be entitled to receive out of any assets legally available therefore cumulative dividends at the rate of $60 per share per annum, accrued daily and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, in preference and priority to any payment of any dividend on the

Common Stock or any other class or series of stock of the corporation. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding Series A Preferred Stock at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation.

          (b) Any dividend payable on a dividend payment date may be paid, at the option of the Corporation, either (i) in cash or (ii) in shares of Series A Preferred Stock valued at $1,000 per share, if the Common Stock issuable upon conversion of such shares has been registered for resale under the Securities Act of 1933, as amended (the "Act"), and the registration statement including a current prospectus with respect thereto remains in effect at the date of delivery of such shares, and if the Corporation shall have given written notice of its intention to pay such dividend in stock to all holders of the Series A Preferred Stock at least ten (10) days before the record date for such dividend.

     Section 3. LIQUIDATION PREFERENCE; REDEMPTION.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $1,000 per share plus any accrued but unpaid dividends (the "Liquidation Preference").

          (b) The Corporation may at its option cause all shares of the Series A Preferred Stock to be redeemed after the date on which a registration statement under the Act ("Registration Statement") has been declared effective (the effective date) provided the Corporation has given notice of its intention to redeem to holders of the Series A Preferred Stock at least five days prior to the redemption date. In addition, if any conversion of Series A Preferred Stock, when aggregated with all prior conversions, will cause the Company to issue a number of shares of Common Stock which exceeds twenty percent (20%) of the shares of Common Stock then issued and outstanding, the Company shall redeem such number of shares of Series A Preferred Stock as is necessary to limit such issuance of Common Stock to twenty percent (20%) of the shares of Common Stock then issued and outstanding, unless the Company has previously obtained stockholder approval to issue in excess of twenty percent (20%) of the shares of Common Stock then issued and outstanding. If a redemption will occur under either of the preceding sentences, on the redemption date, the Corporation shall within five (5) business days pay such holders by cashier's check or wire transfer in immediately available funds the amount of $1,250 per share of Series A Preferred Stock plus all accrued but unpaid dividends. Promptly thereafter, the holders shall surrender the certificate or certificates representing the Series A Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation.

     Section 4. FORCED CONVERSION.

          (a) The Corporation may, at its option, cause all outstanding shares of the Series A Preferred Stock to be converted into Common Stock at anytime beginning on January 1, 1999, on at least twenty (20) days' advance notice, at a conversion price determined as set forth in Section 5 hereof (the "Conversion Price") as of the date specified in such notice (the "Conversion Date") and otherwise on the terms set forth in Section 5 hereof; provided, that the Corporation may not exercise such right of conversion unless (i) the Closing Price (last trade price) of the Common Stock as reported by NASDAQ for the ten
(10) consecutive trading days prior to the date the Conversion Notice is mailed has not on any day been less than one hundred forty percent (140%) of the last trade price of the Company's Common Stock on the day of Closing (subject to adjustment for stock dividends, stock splits and reverse stock splits), and (ii) the shares issuable upon conversion of the Series A Preferred Stock are registered for resale by an effective Registration Statement which became effective not more than one hundred twenty (120) days after the date of issuance of the Series A Preferred Stock, and a current prospectus meeting the requirements of Section 10 of the Act is available for delivery at the Conversion Date.

          (b) At least twenty (20) days prior to the Conversion Date, written notice (the "Conversion Notice") shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the Series A Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the conversion which is to be effected, specifying the Conversion Date and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing the number of shares of Series A Preferred Stock held by such holder. Subject to the provisions of the following subsection (c), on or after the Conversion Date, each holder of Series A Preferred Stock shall surrender to the Corporation the certificate or certificates representing the shares of Series A Preferred Stock owned by such holder as of the Conversion Date, in the manner and at the place designated in the Conversion Notice, and thereupon the shares issuable upon such conversion shall be delivered as provided in Section 5 hereof.

          (c) If on the Conversion Date, the registration condition specified in clause (ii) of subsection (a) shall not be satisfied, then no shares shall be converted and the Conversion Notice shall be deemed to be withdrawn. In such event, any certificates for Series A Preferred Stock which have been surrendered for conversion shall be returned to the persons surrendering the same; provided, however, that if a holder has received shares of Common Stock upon conversion of Series A Preferred Stock after the Conversion Notice was given but before the Conversion Date, such holder may elect either to retain such Common Stock or rescind such conversion by tendering such shares of Common Stock to the Corporation.

          (d) On the second anniversary of the issuance of the Series A Preferred Stock, all then outstanding shares of Series A Preferred Stock shall be automatically converted into Common Stock at the Conversion Price and otherwise pursuant to the applicable provision set forth in Section 5 hereof.

     Section 5. OPTIONAL CONVERSION. The holders of the Series A Preferred Stock shall have optional conversion rights as follows:

          (a) RIGHT TO CONVERT. Shares of Series A Preferred Stock shall become convertible, at the option of the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (A) the Liquidation Preference of the Series A Preferred Stock determined pursuant to
Section 3 hereof on the date the notice of conversion is given, by (b) the Conversion Price determined as hereinafter provided in effect on the applicable conversion date.

          (b) MECHANICS OF CONVERSION. To convert shares of Series A Preferred Stock into shares of Common Stock, the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the shares and shall state therein the date of the conversion, the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter, the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation; PROVIDED, that the holder shall not be required to deliver the certificates representing such shares if the holder is waiting to receive all or part of such certificates from the Corporation. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled and such certificate or certificates shall not bear any restrictive legend; provided (A) the Common Stock evidenced thereby are sold pursuant to an effective registration statement under the Act, (B) the holder provides the Corporation with an opinion of counsel reasonably acceptable to the Corporation to the effect that a public sale of such shares may be made without registration under the Act, or (C) such holder provides the Corporation with reasonable assurance that such shares can be sold free of any limitations imposed by Rule 144, promulgated under the Act. The Corporation shall use its best efforts to cause such issuance and delivery to be effected within five (5) business days and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within five (5) business days after the receipt of such notice. The notice of conversion may be given by a holder at any time during the day up to 5:00 p.m. Phoenix, Arizona time and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given (the "conversion date"). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

          (c) CONVERSION AND REDEMPTION REQUIRED. The Corporation acknowledges and understands that a delay in the issuance of the Common Stock upon conversion or pursuant to a redemption according to the provisions hereof, could result in economic loss to the holders of the Series A Preferred Stock. As compensation to any holder when the Corporation has failed with respect to such holder to comply with the Corporation's obligations hereunder, and not as a penalty, the Corporation shall pay to such holder liquidated damages of an amount equal to
(i) two percent (2%) of the total Purchase Price of shares of such holder for the first thirty (30) day period after the date on which the Common Stock should have been issued by the Corporation (i.e., the end of the five (5) business day period described in subsection (b) of this section, and/or shares of Series A Preferred Stock redeemed by the Corporation (i.e., the end of the five (5) business day period described in subsection 3(b) hereof), as applicable; plus
(ii) an amount equal to three percent (3%) of the total Purchase Price of Shares for each subsequent thirty (30) day period thereafter. Amounts payable shall be pro-rated daily as to a period of less than thirty (30) days. Such amounts shall be paid to the holder at the end of each month in which such amounts have accrued. Payment shall be made immediately by cashier's check or wire transfer in immediately available funds to such account as shall be designated in writing by the holder. Each holder shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which a holder may be entitled by law or equity.

          (d)  DETERMINATION OF CONVERSION PRICE.

               (i) The "Conversion Price" for purposes hereof shall be equal to the lesser of : (A) eighty seven and one-half cents ($.875); or (B) eighty three percent (83%) of the average of the closing bid prices of the Common Stock as reported by NASDAQ during the five (5) consecutive trading days preceding the conversion date (but NOT including such date).

               (ii) The "closing bid price" of the Common Stock on a trading day shall be the closing bid price of the Common Stock on the NASDAQ Small Cap Market or any other principal securities price quotation system or market on which prices of the Common Stock are reported. The term "trading day" means a day on which trading is reported on the principal quotation system or market on which prices of the Common Stock are reported.

               (iii) If the Corporation shall declare or pay any dividend on the
Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event. Any certificates for Common Stock replacing those held by a holder as a result of one of the foregoing events shall be issued promptly, but no later than five (5) business days.

          (e)  CERTIFICATES  AS TO  ADJUSTMENTS.  Upon  the  occurrence  of  any adjustment or readjustment of the Conversion Price, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause the independent public accountants regularly employed to audit the financial statements of the Corporation to verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock with respect to each share of Common Stock received upon such conversion.

          (f) NOTICE OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

          (g) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (h) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A
Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain any requisite shareholder approval.

          (i) FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation or an authorized Committee thereof).

          (j) NOTICES. Any notice required by the provisions of this Section to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

          (k) REORGANIZATION OR MERGER. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person (other than a sale or transfer to a wholly-owned subsidiary of the Corporation), then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

     Section 6. RE-ISSUANCE OF CERTIFICATES. In the event of a conversion (or, if applicable, redemption) of Series A Preferred Stock in which less than all of the shares of Series A Preferred Stock of a particular certificate are converted or redeemed, as the case may be, the Corporation shall promptly without delay cause to be issued and delivered to the holder of such certificate, a certificate representing the remaining shares of Series A Preferred Stock which have not been so converted or redeemed.

     Section 7. OTHER PROVISIONS. For all purposes of this Certificate, the term "date of issuance" and the terms "Closing" or "Closing Date" shall mean the day on which shares of the Series A Preferred Stock are first issued by the Corporation. Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation. The term "NASDAQ" herein refers to the principal market on which the Common Stock of the Corporation is traded. If the Common Stock is listed on a securities exchange, or if another market becomes the principal market on which the Common Stock is traded or through which price quotations for the Common Stock are reported, the term "NASDAQ" shall be deemed to refer to such exchange or other principal market.

     Section 8. RESTRICTIONS AND LIMITATIONS. The Corporation shall not undertake the following actions without the consent of the holders of a majority of the Series A Preferred Stock: (i) modify its Articles of Incorporation or Bylaws so as to amend or change any of the rights, preferences, or privileges of the Series A Preferred Stock, or (ii) purchase or otherwise acquire for value any Common Stock or other equity security of the Corporation either junior or senior to or on a parity with the Series A Preferred Stock while there exists any arrearage in the payment of cumulative dividends hereunder other than redemptions of stock from terminating employees pursuant to contractual rights in favor of the Corporation.

     Section 9. VOTING RIGHTS. Except as provided herein or as provided for by law, the Series A Preferred Stock shall have no voting rights.

     Section 10. ATTORNEYS' FEES. Any holder of Series A Preferred Stock shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder if the Corporation fails with reason to comply therewith after notice of such failure has been delivered by the holder to the Corporation.

     Section 11. NO ADVERSE ACTIONS. Except with respect to certain matters to be placed before shareholders as set forth in the Company's preliminary proxy statement dated April 8, 1998, the Corporation shall not in any manner, whether by amendment of the Articles of Incorporation (including, without limitation, any vote establishing a class or series of stock), merger, reorganization, re-capitalization, consolidation, sales of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Corporation if the effect of such action is to reduce the value or security of the Series A Preferred Stock.

     Section 12. EXCLUSION OF OTHER RIGHTS. Except as otherwise may be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as it may be amended from time to time) and in the Corporation's Articles of Incorporation.

     Section  13.  HEADINGS  OF  SUBDIVISIONS.   The  headings  of  the  various
subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     Section 14. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by any reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect with the invalid, unlawful or unenforceable right, preference or limitation, shall nevertheless remain in full force and effect and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

     Section 15. STATUS OF REACQUIRED SHARES. Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Nevada) be cancelled and revert to authorized and unissued shares of Preferred Stock, undesignated as to series and may be redesignated and reissued.

     The undersigned, Gerald I. Quinn and Richard Freeman, the President and Secretary, respectively, of Wavetech International, Inc., declare under penalty of perjury that the matters set out in the foregoing Certificate are true of their own knowledge.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate on April 22, 1998.


                                        /s/ Gerald I. Quinn
                                        ----------------------------------------
                                        Gerald I. Quinn, President


                                        /s/ Richard Freeman
                                        ----------------------------------------
                                        Richard Freeman, Secretary


State of Arizona  )
                  ) ss.
County of Pima    )

     On April 22, 1998 personally appeared before me Gerald I. Quinn and Richard Freeman, personally known (or proved) to me to be the persons whose names are subscribed to the above instrument and who acknowledged that they executed the above instrument.


                                        /s/ Susan B. Callahan
                                        ----------------------------------------
                                        Notary Public

My Commission Expires:

      6/29/99
---------------------